Exhibit 10.1

Executive Officer Severance Benefit Plan

As amended and restated effective October 29, 2018

Alliant Energy Corporation

1.	Introduction
Alliant Energy Corporation (the “Company”) has established the Executive Officer Severance Benefit Plan (the “Severance Plan”) to provide severance benefits for eligible Executive Officers of the Company who are notified of job elimination. The Severance Plan was originally effective as of May 1, 2000 and is most recently amended and restated as of the date first set forth above. The severance plan supersedes all previous severance and/or separation plans and policies applicable to Executive Officers.

2.	Eligibility
“Executive Officers” means those executive officers of the Company and its subsidiaries who are designated by the Board of Directors pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, are eligible to participate in the Severance Plan to the extent they are notified in writing that their position is being eliminated or significantly altered as a result of a substantial diminishment of responsibility or salary or as a result of a structured job elimination program implemented by the Company are eligible for benefits under the Severance Plan.

Notwithstanding the foregoing or any other term of the Severance Plan, the following individuals are not eligible to participate in or receive any benefits under the Severance Plan:

1.	Employees of Alliant Energy Corporation and its subsidiaries and affiliates who are not designated as Executive Officers by the Board of Directors;

2.	Executive Officers who are given a Reassignment (as defined below);

3.	Executive Officers who are offered Reassignment but decline Reassignment or refuse to relocate, if so required; or

4.	Executive Officers whose employment terminates for any reason other than those described above, including for Cause (as defined below) or at will.

3.	Conditions for Receipt of Benefits
Severance Agreement and Release
Eligibility for benefits under the Severance Plan, including the severance payment, outplacement/tuition assistance services, payment of medical and dental benefits by the Company, and the employee assistance program, is conditioned upon the Executive Officer terminating employment in accordance with or promptly following receipt of the notice described above and upon the Executive Officer signing, furnishing to the Company, and not revoking a Severance Agreement and Release in favor of the Company and its subsidiaries. The Severance Agreement and Release relinquishes all claims arising out of the Executive Officer’s employment and/or termination from employment with the Company and its subsidiaries and affiliates.

Eligible Executive Officers will be given a period to consider the Severance Agreement and Release prior to signing it. Additionally, Executive Officers will be given a period during which they may revoke the Severance Agreement and Release after signing it. The length of the consideration and revocation periods will be consistent with applicable federal and state law. Benefits under the Severance Plan will be granted to eligible Executive Officers upon expiration of the revocation period if they timely sign, deliver to the Company, and fail to revoke the Severance Agreement and Release.

The Severance Agreement and Release and any other agreement or release required to be executed by an Executive Officer as a condition for the receipt of any payments or benefits under the Severance Plan must become effective and irrevocable no later than the 52nd day after the termination of the Executive Officer’s employment in order for such Executive Officer to receive benefits under the Severance Plan, and the payment or provision of any such payments or benefits shall commence on the 60th day following such termination of employment.

Return of Company Property
Except as otherwise permitted by the Company in writing, all Company property (e.g., keys, credit cards, documents and records, identification cards, computers and business equipment, mobile telephones, parking stickers, etc.) must be returned by an eligible Executive Officer in order for the eligible Executive Officer to begin receiving any benefits under the Severance Plan.

4.	Severance Benefits
Severance Payment

Eligible Executive Officers will receive a lump sum severance payment equal to one year of annual base pay, with such amount payable by the next regular payday following the end of the revocation period described above, up to the lesser of $550,000 (or such higher amount equal to two times the applicable limit under Section 401(a)(17) of the Internal Revenue Code of 1986, as amended, for the year in which the Executive Officer’s termination occurs), or two times the Executive Officer’s “annualized compensation,” as provided in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1), with any additional payment made on the first day of the 7th month following the month in which the termination occurs, without any interest for the delayed payment.

Equity Awards

All equity awards issued to an Executive Officer pursuant to any long-term incentive compensation plan will be governed by the plan and the agreement pursuant to which the awards were granted.

Continued Health Benefits
Employees who terminate service with the Company may generally elect to continue their medical and dental coverage under the Company’s health plans for up to 18 months, pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). If an eligible Executive Officers satisfies the conditions for receipt of benefits under the Severance Plan and timely elects to receive continued medical and dental benefits pursuant to COBRA, the Company will pay the first six (6) months of the Executive Officer’s COBRA premiums and include the corresponding amount in the Executive Officer’s taxable income, with the premiums for any remaining coverage period paid in full by the Executive Officer.

Eligible Executive Officers who are within 18 months of becoming retirement eligible (age 55) may be eligible for retiree medical coverage, subject to the terms and conditions of the applicable medical plan. To be eligible for retiree medical coverage, employees must have at least 10 consecutive years of service to the Company.

Eligible Executive Officers who satisfy the conditions for receipt of benefits under the Severance Plan and who, upon termination of employment, are also eligible for participation in any retiree medical benefit plan maintained by the Company or any of its subsidiaries or affiliates shall be entitled to 6 months of paid retiree medical coverage in lieu of the payment of any COBRA premium by the Company under the Severance Plan.

Outplacement Services or Tuition Assistance Reimbursement
Eligible Executive Officers who satisfy the conditions for receipt of benefits under the Severance Plan will receive a $10,000 maximum benefit to spend on either outplacement services or tuition reimbursement. Outplacement services must be used within 6 months after termination, and tuition reimbursement benefits must be used within 24 months after termination. The tuition assistance benefit may be paid half in the first year and half in the second year, and no amount may be carried over from one year to the next. An irrevocable election is required at the time the Severance Agreement and Release is executed whereby the eligible Executive Officer must select either the tuition reimbursement or outplacement services benefit.

The tuition reimbursement program is intended to enhance one’s training and skills for re-employment. Expenses for courses and classes that focus on the pursuit of re‑employment objectives and that are not related to hobbies or leisure activities are eligible for reimbursement. Applications for tuition reimbursement must be submitted and approved by the Company prior to enrollment in any courses or classes.

If an approved course or class starts during the 24-month period from the date of termination, reimbursement will be in made accordance with the program upon its successful completion, even though the completion date will be more than 24 months after the eligible Executive Officer’s termination date.

Courses and classes taken at a “recognized educational institution” are eligible for reimbursement. This includes course work toward an undergraduate or graduate degree in any field and skill development seminars sponsored by a training organization. Courses necessary for registration or licensing in a particular field, such as real estate sales, securities brokerage, or accounting, and testing fees for professional designation or certification are also eligible. A “recognized educational institution” for purposes of this paragraph means an accredited post-high school institution of advanced learning, including, but not limited to, colleges, community colleges, universities, business and technical schools, and licensed and accredited correspondence schools.

Employee Assistance Program
Eligible Executive Officers who satisfy the conditions for receipt of benefits under the Severance Plan will receive benefits under the Company’s Employee Assistance Program as follows:

1.	Use of the Employee Assistance Program for 2 months following the Executive Officer’s termination date. Call 1-800-327-4692 to set up an appointment; and

2.	The Company will pay for up to 6 sessions per issue of personal, family, or financial consulting within the two-month eligibility period.

5.	Claims Procedure
The procedure for resolving disputes under the Severance Plan is to file a claim for benefits. A claim for benefits is used to clarify the amount of severance benefit or to resolve a question, problem, or situation relating to the Plan. Claims for benefits must be submitted to the Plan Administrator. A claimant may not seek review of a denial of benefits or bring an action in court to enforce rights under the Severance Plan before the claimant (or his or her representative) files a claim for benefits and exhausts the claimant’s rights for review under the Severance Plan.

A claimant may not bring an action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or otherwise with respect to his or her or her claim until he or she has exhausted the Severance Plan’s claims and appeals procedure. Any such action must be filed in a court of competent jurisdiction within 180 days after the date on which the claimant receives the written denial of the claimant’s claim on review (i.e., appeal), or it shall be forever barred. Any further review, judicial or otherwise, of the Plan Administrator’s decision on the claim will be limited to whether, in the particular instance, the Plan Administrator abused its discretion. In no event will such further review, judicial or otherwise, be on a de novo basis, as the Plan Administrator has discretionary authority to determine eligibility for benefits and to construe and interpret the terms of the Severance Plan to the extent necessary to make benefit determinations.

The following procedures apply to claims for benefits:

1.
The Plan Administrator will notify the claimant of the approval or denial of a claim for benefits within 90 days after receiving the claim for benefits, unless special circumstances require an extension of time for processing the claim (of no more than an additional 90 days). If an extension is needed due to special circumstances; the Plan Administrator will notify the claimant in writing of the delay and the reason for the delay before the end of the initial 90 days.

2.
If the claim is denied, the Plan Administrator will provide the claimant with a written notice stating the reason for the denial, referring the claimant to the applicable plan provisions or other relevant records on which the denial was based, describing any additional information or material necessary for the claimant to perfect their claim and the reason why such information is necessary, and providing information about how to seek review of the denial.

3.
Claimants have the right to request a review of the Plan Administrator’s denial. A claimant whose claim for benefits was denied must file a written request for review (i.e., an appeal) with the Plan Administrator within 60 days after receiving the Plan Administrator’s notice of denial.

4.
Claimants and their authorized representatives may review documents and other information relevant to a claimant’s claim for benefits, to the extent provided by DOL Regulation Section 2560-503-1, and may submit written comments, documents and other information relating to the claim for benefits to the Plan Administrator for its consideration during its reviews.

5.
The Plan Administrator will provide the claimant with a written decision on review within 60 days after receiving the request for review, unless special circumstances require an extension of time for processing the appeal (of no more than an additional 60 days). If an extension is required due to special circumstances, the Plan Administrator will notify the claimant in writing of the delay and the reason for the delay before the end of the initial 60-day period.

6.
Following its review, the Plan Administrator will provide the claimant with a written notice stating its decision, which will include the reason for its decision, refer the claimant to applicable plan provisions or other written records on which its decision was based, and notify the claimant of their right to bring suit to enforce their rights under the Severance Plan. The Plan Administrator’s decision on review is final and binding on all parties.

7.
If a claimant fails fail to file a claim for benefits and a request for review in accordance with the above procedures, one will have no right to a review of the Plan Administrator’s decision or to bring a court action to enforce the Severance Plan or one’s right to benefits under the Severance Plan.

6.	Definitions
“Cause” means, notwithstanding any provision of the Severance Plan to the contrary, the Company shall be considered to have terminated an Executive Officer’s employment for “Cause” for purposes of the Severance Plan if such termination is a result of (A) the Executive Officer engaging in intentional conduct not taken in good faith that has caused demonstrable and serious financial injury to the Company, as evidenced by a determination in a binding and final judgment, order, or decree of a court or administrative agency of competent jurisdiction, in effect after exhaustion or lapse of all rights of appeal, in an action, suit, or proceeding, whether civil, criminal, administrative, or investigative; (B) the Executive Officer being convicted of a felony (as evidenced by a binding and final judgment, order, or decree of a court of competent jurisdiction, in effect after exhaustion or lapse of all rights of appeal), which substantially impairs the Executive Officer’s ability to perform his or her duties or responsibilities; or (C) the continuing willful and unreasonable refusal by the Executive Officer to perform the Executive Officer’s duties or responsibilities.

“Reassignment” means an Executive Officer shall be considered to have been given a “Reassignment” if the Company in its discretion offers the Executive Officer a job with the Company or any of its affiliates or subsidiaries at any location with job responsibilities that are not materially diminished and at a salary that is not materially reduced, as determined in the Company’s sole discretion. A Reassignment also includes an offer of employment at a new employing entity due to a merger, acquisition, joint venture, or diversification of the Company.

7.	Plan Administration and Other Matters
Plan Administration, Amendment, and Termination
The Compensation and Personnel Committee of the Company’s Board of Directors is the “Plan Administrator” of the Severance Plan. The Plan Administrator or its delegate shall have full discretionary authority with respect to the administration of the Severance Plan, including the authority to (i) interpret the provisions of the Severance Plan; (ii) prescribe, amend, and rescind rules and regulations relating to the Severance Plan; (iii) correct any defect, supply any omission, or reconcile any inconsistency in any benefit provided hereunder or any instrument evidencing a benefit provided hereunder in the manner and to the extent it deems desirable to effect the Severance Plan; (iv) decide claims for benefits and appeals; and (v) make all other determinations necessary or advisable for the administration of the Severance Plan. The decisions of the Plan Administrator or its delegate shall be final, conclusive, and binding on all interested parties with respect to all questions concerning administration of and benefits under the Severance Plan and shall be entitled to deference upon review.

To the extent permitted by law, the Plan Administrator may, as it deems reasonably necessary, delegate to other persons its responsibilities for performing certain of the duties of the Plan Administrator and may seek expert advice. The Plan Administrator shall be entitled to rely upon information and advice furnished by the Company, its delegates, and by such persons and experts that it consults, unless it actually knows such information and advice to be inaccurate or unlawful.

Eligible Executive Officers have no vested right to severance pay or benefits under the Severance Plan. The Severance Plan is intended to be a continuing part of the Company’s benefits program. However, the Company retains the right to amend, suspend, or terminate the Severance Plan at any time in any and all respects, at the Company’s sole discretion and without prior consent of plan participants, by terminating the Severance Plan partially or entirely, excluding participation by certain employees, and amending or eliminating benefits. Any such amendment, suspension, or termination shall be effected by the Compensation and Personnel Committee of the Company’s Board of Directors using a written instrument.

Participation in and/or eligibility for the Severance Plan does not constitute an employment contract and does not expand employment rights with the Company.

Benefits payable under the Severance Plan shall not be subject to alienation, pledge, sale, transfer, assignment, attachment, or execution or encumbrance of any kind, and any attempt to do so shall be void, except as required by law.

An eligible Executive Officer shall be required to return to the Company any severance pay or other benefits made by a mistake of fact or law, or contrary to the terms of the Severance Plan, and the Company shall have all remedies available at equity and law for the recovery of such amounts, including but not limited to the recovery of attorneys’ fees.

Plan Identification & Plan Year
The Severance Plan is classified as a welfare benefit plan maintained primarily for the purpose of providing benefits for a select group of management or highly compensated employees in accordance with DOL Regulation Section 2520.104-24 and thus is exempt from the requirements of ERISA to the full extent provided therein. The plan sponsor’s Employer Identification Number is 39-1380265. The “Plan Year” is the 12-month period beginning on January 1 and ending on December 31.

Plan Funding
No person shall acquire by reason of the Severance Plan any right in or title to any assets, funds, or property of the Company. Any benefits that become payable under the Severance Plan are unfunded obligations of the Company and shall be paid from the general assets of the Company. No employee, officer, director, or agent of the Company guarantees in any manner the payment or provision of benefits under the Severance Plan.

Severability
If a provision of the Severance Plan is found, held, or deemed by the Plan Administrator or court of competent jurisdiction to be void, unlawful, or unenforceable under any applicable law, the provision shall be revised to render it valid, lawful, and enforceable or, if impossible, shall be severed from the Severance Plan, and the remainder of the Severance Plan shall continue in full force and effect.

Tax Withholding
The Company may withhold, or require the withholding, from any payment that is made under the Severance Plan of any federal, state, or local taxes required by law to be withheld with respect to such payment. If the Company (or other person required by law to withhold a portion of a payment) is unable to withhold the full amount required to be withheld, the Eligible Executive Officer shall make a cash payment to the Company of the difference between the amount required to be withheld and the amount that the Company was able to withhold. If the Eligible Executive Officer does not make a cash payment to the Company of the amount set forth above, then the Company may withhold from any other amounts payable to the Eligible Executive Officer by the Company the additional amount that is required to be withheld with respect to any benefit under the Severance Plan.